Exhibit 5.1

Smith, Anderson, Blount,

Dorsett, Mitchell & Jernigan, L.L.P,

OFFICES Wells Fargo Capitol Center Suite 2300 Raleigh, North Carolina 27601		MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611
May 6, 2013
TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Quintiles Transnational Holdings Inc.

4820 Emperor Blvd.

Durham, North Carolina 27703

Ladies and Gentlemen:

We have acted as counsel for Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Company”), in connection with the Registration Statement on Form S-1, File No. 333-186708 (the “Registration Statement”), initially filed on February 15, 2013 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offer and sale of up to 22,697,368 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) promulgated under the Act, the “Shares”), which includes shares of Common Stock to be issued and sold by the Company (the “Company Shares”) and shares of Common Stock to be offered and sold by certain shareholders named in the Registration Statement (the “Selling Shareholders”) (such shares, together with shares of Common Stock subject to the underwriters’ over-allotment option described in the Registration Statement, the “Selling Shareholder Shares”).

This opinion is furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the exhibits thereto, (ii) the Amended and Restated Articles of Incorporation of the Company, (iii) the Second Amended and Restated Articles of Incorporation of the Company (the “Amended Articles”), which have been filed with the Secretary of State of the State of North Carolina and will become automatically effective at 11:00 a.m. E.D.T. on Wednesday, May 8, 2013, (iv) the Amended and Restated Bylaws of the Company, (v) a form of the Second Amended and Restated Bylaws of the Company, which has been filed with the Commission as an exhibit to the Registration Statement, (vi) a form of the underwriting agreement relating to the offering of the Shares, which has been filed with the Commission as an exhibit to the Registration Statement, (vii) a specimen stock certificate for the Common Stock, which has been filed with the Commission as an exhibit to the Registration Statement, and (viii) such other corporate documents, records and proceedings, minutes, consents, actions and resolutions, as we have deemed necessary for the purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the

Quintiles Transnational Holdings Inc.

May 6, 2013

conforming to originals of all documents submitted to us as copies, and the authenticity of originals of such copies. We have also considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to make the statements contained herein. As to certain factual matters, and without investigation or analysis of any underlying data contained therein, we have relied on oral or written statements of officers and other representatives of the Company, whom we believe to be responsible.

Based upon and subject to the foregoing and in reliance thereon and subject to the qualifications, assumptions and limitations stated herein, it is our opinion that (i) when the Amended Articles, which have been filed with the Secretary of State of the State of North Carolina, become automatically effective at 11:00 a.m. E.D.T. on Wednesday, May 8, 2013, the Company Shares will be duly authorized and, when issued and duly delivered in accordance with the terms of the underwriting agreement approved by the Company’s Board of Directors or Pricing Committee of the Board of Directors against payment of the consideration set forth therein and upon either (a) the countersigning of the certificates representing such Company Shares by a duly authorized signatory of the registrar for the Company Shares, or (b) the book entry of such Company Shares by the transfer agent for the Company Shares, such Company Shares will be validly issued, fully paid and non-assessable and (ii) the Selling Shareholder Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom. This opinion is limited to the laws of the State of North Carolina and we express no opinion as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal or state securities laws relating to the sale of the Shares.

Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement, including the prospectus and any amendment or supplement thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.